Exhibit 10.3

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”) is made and entered into as of April 10, 2022 by Navidea Biopharmaceuticals, Inc., a Delaware corporation with an address of 4995 Bradenton Ave #240, Dublin, OH 43017 (“Debtor”) in favor of John Kim Scott Jr., and individual (“Secured Party”).

To secure the payment and performance of Debtor’s obligations to pay the Secured Term Note (the “Secured Obligations”), as defined under, made by Debtor and delivered pursuant to that certain Stock Exchange Agreement and Loan Agreement dated as of April 10, 2022, by and between the Debtor and the Secured Party, (as further amended or supplemented from time to time, the “Purchase Agreement”), Debtor hereby agrees as follows:

1.    Security Interest and Collateral. Debtor hereby grants to Secured Party a continuing lien on and a first priority security interest (the “Security Interest”) in the following property (collectively referred to as the “Collateral”): all right, title and interest in, to and under all the Debtor’s assets and personal property, whether now or hereafter existing or presently owned or hereafter acquired or arising and wherever located, of every kind and description, tangible or intangible, including, without limitation, all general intangibles, intellectual property, accounts, chattel paper, deposit accounts, documents, equipment, fixtures, goods, instruments, inventory, investment property, letter-of-credit rights and any commercial tort claims hereafter identified by the Debtor in any authenticated record delivered to the Secured Party, and all supporting obligations, products, proceeds, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of or arising from or relating to any of the foregoing and all books, correspondence, files and other records, including, without limitation, all tapes, desks, cards, software, data and computer programs in the possession or under the control of the Debtor or any person from time to time acting for the Debtor, in each case, to the extent of the Debtor's rights therein, that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection or realization thereof, in each case howsoever the Debtor's interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

2.    Representations, Warranties and Covenants. Debtor hereby represents and warrants to, and covenants and agrees with, Secured Party as follows:

(a)    (i) Exhibit A hereto correctly identifies Debtor’s legal name, type of organization, state of organization, and, if required for the financing statement, state organizational number and/or federal tax identification number; (ii) Debtor has the right to grant a security interest in the Collateral; (iii) there are no effective liens, security interests or encumbrances against the Collateral; (iv) Debtor is legally formed and validly existing; (v) the execution and performance of this Agreement have been authorized by all necessary corporate, shareholder, membership and/or partnership action and do not violate any provision of Debtor’s organizational documents or applicable law; and (vi) the Collateral will be used primarily for business purposes.

(b)    Debtor will (i) keep all Collateral in good repair, working order and condition, normal depreciation excepted, and will, from time to time, replace any worn, broken or defective parts thereof if doing so is commercially reasonable; (ii) keep the Collateral free from any other effective lien; (iii) other than taxes and other governmental charges contested in good faith and by appropriate proceedings, promptly pay all taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest; (iv) keep accurate and complete records pertaining to the Collateral; (v) keep all Collateral insured against risks of fire (including so called extended coverage), theft, collision (in case of collateral consisting of motor vehicles) and such other risks and in such amounts as is commercially reasonable; (vi) not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance; (vii) execute additional documents and take such other actions (at Debtor’s expense) as Secured Party may reasonably request from time to time to implement or evidence the terms of this Agreement.

(c)     Debtor hereby authorizes Secured Party to file financing statements in all applicable filing offices (a) indicating the Collateral (i) as all accounts of the Debtor or words of similar effect, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code as in effect on the date hereof in the State of Delaware (the “UCC”). Debtor shall execute, obtain, deliver and (if applicable) file or record all financing statements, correction statements and notices, and use best efforts to obtain consents, control agreements, landlords’ waivers, acknowledgments and other documents, and take all other actions that Secured Party may deem necessary or advisable to perfect or protect Secured Party’s security interest in the Collateral against the interests of third parties. Debtor agrees to pay, on demand, all costs, taxes and fees payable in connection with any such filings, recordings, notices or other actions. Debtor shall give Secured Party written notice on or before ninety (90) days after changing its name or structure, or state of organization, and in each case shall (at Debtor’s expense) promptly take all steps necessary or advisable to preserve continuously the perfection and priority of Secured Party’s security interests in the Collateral.

3.    Remedies. If any of the Secured Obligations are not paid as and when due, Secured Party may exercise any one or more of the following rights or remedies: (i) exercise and enforce any or all rights and remedies available after default to a secured party under the UCC, including but not limited to the right to take possession of any Collateral and the right to sell, lease or otherwise dispose of or use any or all of the Collateral; (ii) exercise or enforce any or all other rights or remedies available to Secured Party by law or agreement against the Collateral, against Debtor or against any other person or property.

4.    General Authority. Secured Party shall be under no obligation or duty to exercise any of the powers hereby conferred upon Secured Party, and shall have no liability for any act or failure to act in connection with any of the Collateral (including any diminution in the value of the Collateral from any cause whatsoever). Secured Party shall be under no duty to collect any amount that may be or become due on any of the Collateral, to redeem or realize on the Collateral, to make any presentments, demands or notices of protest in connection with any of the Collateral, to take any steps necessary to preserve rights in any instrument, contract or lease against third parties or to preserve rights against prior parties, to remove any liens or to do anything for the enforcement, collection or protection of the Collateral, except to the extent, if any, that the UCC requires Secured Party to use reasonable care with respect to the Collateral while in his possession.

5.    Debtor Waivers. Except as expressly provided herein, and to the fullest extent permitted by law, Debtor hereby waives presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, contract rights, documents, instruments, general intangibles, chattel paper and guaranties at any time held by Secured Party on which Debtor may in any way be liable and hereby ratifies and confirms whatever Secured Party may do in this regard; notice prior to taking possession or control of the Collateral or any bond or security that might be required by any court before allowing Secured Party to exercise any of Secured Party’s remedies, and any right to require Secured Party to prepare the Collateral for sale; any marshalling of assets, or any right to compel Secured Party to resort first or in any particular order to any other collateral or other persons before enforcing his rights as to the Collateral or pursuing Debtor for payment of the Indebtedness; the benefit of all valuation, appraisement and exemption laws; and any claims and defenses based on principles of suretyship or impairment of collateral.

6.         General Provisions.

(a)    This Agreement does not contemplate a sale of accounts or chattel paper, and, as provided by law, Debtor is entitled to any surplus and shall remain liable for any deficiency.

(b)    This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies.

(c)    All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

(d)    All notices to be given to Debtor shall be deemed sufficiently given at the time of receipt after deposit in the United States mails, registered or certified, postage prepaid, or when personally delivered to Debtor at its current address or other address as Debtor may inform Secured Party in writing.

(e)    Secured Party shall preserve any rights that Debtor may have against any other party, shall realize on the Collateral the highest value reasonably possible, and shall apply any cash proceeds of Collateral towards satisfaction of the Secured Obligations. With respect to Collateral in the possession or control of Secured Party, as a standard for determining commercial reasonableness Secured Party need not liquidate, collect, sell or otherwise dispose of any of the Collateral that Secured Party believes, in good faith, would not be commercially reasonable, would subject Secured Party to third-party claims or liability, that other potential purchasers could be attracted or a better price could be obtained if Secured Party held such Collateral for up to one year.

(f)    This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective heirs, representatives, successors and assigns and shall take effect when signed by Debtor and accepted by Secured Party. Secured Party may execute this Agreement if appropriate for the purpose of filing, but the failure of Secured Party to execute this Agreement shall not affect or impair the validity or effectiveness of this Agreement.

(g)    Except to the extent terms used herein are defined or subject to Articles 1 and 9 of the UCC, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) will be commenced in the Colorado Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Colorado Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Colorado Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. If either party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party in such proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation preparation and prosecution of such proceeding.

(h)         If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect, and this Agreement shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Secured Obligations.

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IN WITNESS WHEREOF, Debtor has executed and delivered to Secured Party this Security Agreement as of the date first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.		JOHN K. SCOTT JR.

By:	/s/ Michael Rosol Ph D	/s/ John K. Scott Jr.

Name: Michael Rosol Ph.d Title: Chief Medical Officer (principal executive officer)

EXHIBIT A

DEBTOR INFORMATION

Debtor’s Legal Name and Address:	Navidea Biopharmaceuticals, Inc.
4995 Bradenton Ave #240 Dublin, OH 43017

Debtor’s Form of Entity:	Corporation

Debtor’s State of Organization:	Delaware

Debtor’s State Entity Number:	2159135

Federal Tax Identification Number:	31-1080091